UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 14, 2011

VENTRUS BIOSCIENCES, INC
(Exact name of registrant as specified in its charter)

Delaware	001-35005	20-8729264
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer ID Number)

99 Hudson Street, 5th Floor, New York, New York		10013
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code   (646) 706-5208

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act   (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01	Completion of Acquisition or Disposition of Assets.

On November 14, 2011, Ventrus Biosciences, Inc. completed its acquisition from Sam Amer & Co., Inc., or Amer, of all rights, title and interest to iferanserin ointment, or VEN 309, for the topical treatment of symptomatic hemorrhoids.  We previously disclosed in June 2011 that we had entered into an asset purchase agreement with Amer for the acquisition.  We paid $500,000 on execution of the agreement and paid $12 million at closing.  We also paid Amer $50,000 on execution of the agreement and paid Amer $5,000 per month for consulting services from the date of execution of the agreement through the closing on November 14.  Closing was subject to our raising net proceeds of a certain minimum amount, which we met in July 2011, as well as customary closing conditions.  Closing was also subject to, in respect of the first pivotal Phase III trial and any recurrence treatment for VEN 309, the absence through November 10, 2011 of any serious severe adverse events that were life threatening with a risk of serious morbidity that occurred in one or more subjects receiving VEN 309 which are either determined to be at least probably caused by VEN 309 or have been disclosed by us in a public securities filing.  No such events arose.  Upon the closing of the acquisition, the Exclusive License Agreement by which we formerly licensed iferanserin from Amer terminated.

Also as previously reported, we are obligated, pursuant to the asset purchase agreement,  to pay milestone payments as follows: $1.5 million upon the one year anniversary of FDA approval of our planned new drug application, or NDA, for VEN 309; $750,000 upon the attainment of $20 million in cumulative net sales of VEN 309; $1.5 million upon the attainment of $50 million in cumulative net sales; $3.0 million upon the attainment of $75 million in cumulative net sales; and $3.75 million upon regulatory approval for over-the-counter sale of VEN 309.  Upon commercialization, we will pay Amer royalties of between 3.0% and 4.0% for sales in the U.S., depending on the level of net sales in the U.S., and between 1.0% and 1.33% for sales outside of the U.S., depending on the level of gross sales outside the U.S. (subject to a minimum royalty payment on both U.S. and ex-U.S. sales).  We will pay Amer a minimum royalty of 50% of the royalties on the forecasted annual net sales in the U.S. and 50% of the royalties on the forecasted annual gross sales outside the U.S.

As part of the acquisition, Dr. Amer and his wife are prohibited for a period of five years after November 15, 2011 from, directly or indirectly, owning an interest in, managing, operating, joining, controlling or participating in the ownership, management, operation or control of any profit or non-profit business or organization other than Ventrus that conducts research, develops, formulates, tests, produces, licenses, commercializes, manufactures or distributes a product incorporating VEN 309 or any other product which has the function of affecting the 5HT2A receptor. The non-compete covers the United Sates and its territories and any other jurisdiction in the world where a patent has issued for iferanserin.

A copy of the press release announcing the closing of the acquisition is attached as an exhibit to this current report.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

99.1	Press release dated November 18, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VENTRUS BIOSCIENCES, INC.

Date: November 18, 2011	/s/ David J. Barrett
David J. Barrett, Chief Financial Officer